Exhibit 10.43

Contract No.: No.

House Lease Agreement

Lessor: Hangzhou Yuzheng Real Estate Operating Service Co., Ltd. (hereinafter referred to as Party A)

Lessee: Hangzhou Jiuzhou Drugstore Chain Co., Ltd. (hereinafter referred to as Party B)

In accordance with the provisions by the Contract Law of the People's Republic of China and the relevant laws and regulations and based on the principle of equality, mutual benefit and voluntariness, Party A and Party B reach the following agreement for the leasing matters of “Yuzheng Commercial Building”:

Article 1 Lease Object

Party A leases the whole first floor (construction area is 1,370 m2), the part of auxiliary equipments and the hall's demonstration area (the hall’s demonstration area is 50 m2 and it can be used for operation) of “Yuzheng Commercial Building” (inside Haiqin Sanatorium) located in 76 Yuhuangshan Road, West Lake Scenic Area, Hangzhou City, Zhejiang Province to Party B for commerce and office by Party B and its associated enterprises.

The leased house ownership belongs to Haiqin Sanitaria Area of Hangzhou Sanatorium of Nanjing Military Region (see details in Annex: Land Use Right Certificate). Party A obtains this house’s lease and use right starting from January 1, 2011 and ending on December 31, 2015 in accordance with Army Real Estate Lease Contract signed with the house ownership holder on October 15, 2009, and Party A has the right to voluntarily lease the redundant part of house exceeding its self-used part in accordance with the agreement of Supplementary Contract of Army Real Estate Lease Contract signed on October 27, 2009 and Haiqin Sanitaria Area of Hangzhou Sanatorium of Nanjing Military Region agrees that this agreement’s Party B can continue to lease for 5 years after the lease term expires at a rent increased by 15% of the current rent. In view of the above-mentioned contract’s agreement, Party A agrees to rent the premise in accordance with this agreement.

Article 2 Lease Term

The lease term is 7 years from January 1, 2014 to December 31, 2020. The lease starting and ending dates are determined as follows:

1.    Construction Period of Decoration and Renovation: Party A shall give Party B construction period of decoration and renovation which is not longer than 25 days calculated from delivery date of agreement subject. The rent is exempted within the construction period of decoration and renovation.

2.    Lease Commencement Date: The next day after the date when the renovation period expires described in Clause 1 of this Article is the lease commencement date. In case Party B moves into the office in advance, the actual date of moving into the office is the lease commencement date.

Article 3 Calculation of Rent and Mode of Payment

1.    Calculation and Payment of Rent: The annual rent of the commercial building’s whole first floor, part of auxiliary equipment and hall's demonstration area is (in words) CNY one million,  three hundred thousand only. Negotiated and agreed by both parties, Party B will pay the first 2 years’ rent at one time in advance which is totaled (in words) CNY two million, six hundred thousand only. The subsequent 5 years’ rent is totaled (in words) CNY three million, nine hundred thousand only and each year's annual rent (in words) CNY seven hundred and eighty thousand only. Party B will remit the five years’ rent of (in words) CNY three million, nine hundred thousand only into Party A’s account within 5 working days after the lease contract signed by Party A and the house ownership holder, Haiqin Sanitaria Area of Hangzhou Sanatorium of Nanjing Military Region which lease term is from January 1, 2016 to December 31, 2020 before the first 2 years’ lease term expires.

2.    Invoice of Rent: Party A shall provide Party B legal bill for account entry within ten working days after the rent is transferred into the account.

Article 4 Use of Lease Object

Party B shall use the leased house for the commercial office. Party B commits that the use of the house shall not be changed without Party A’s written consent within the lease term.

Article 5 Rights and Obligations of Party A

1.    Party A has the right to examine and verify Party B’s submitted scheme of decoration and renovation and Party A has the right to assign personnel to supervise Party B’s construction process to ensure Party B’s successful completion.

2.    Party A has the right to charge the rent from Party B in accordance with the provisions of this agreement.

3.    Party A shall assure that the security of the leased house and internal facilities provided by Party A conform to the provisions by relevant laws and regulations.

4.    Party A must provide Party B the water and electric devices with sufficient load.

5.    The leased house has not been as the other companies’ registered address and Party B and its associated companies can take it as the registered address. Party A shall assist with handling Party B and its associated companies’ relocation formalities including industrial and commercial and other licenses. For handling the relocation formalities, if necessary, Party A can additionally sign the house lease contract with Party B’s associated companies, but all rights and obligations for the house lease will be controlled by this agreement.

Article 6 Rights and Obligations of Party B

1.    Party B has the right to voluntarily organize the scheme of decoration and renovation and the design of the construction drawings for construction of decoration and renovation, but the building’s main body structure shall not be damaged. Before the construction of decoration and renovation, Party B shall submit Party A the full set of construction drawings and Party A will recognize them in writing. After the decoration and renovation are completed and passed acceptance inspection, Party B shall submit Party A the necessary indoor pipelines drawing for filing for the later repair.

2.    Due to operational need and approved by Party A’s written consent, Party B can open up other legitimate businesses suitable for office supporting functions, but Party A and others’ normal office shall not be affected.

3.    Party B shall timely and fully pay the rent in accordance with the agreed time limit.

4.    Party B shall be self-responsible for handling certificates and licenses necessary for starting the company.

5.    Party B shall not use this leased house to engage in any illegal activity.

6.    Party B shall not use Party A’s property to loan from the banks, financial institutions and other enterprises and institutions and shall not use Party A’s property and Party B’s invested property to guarantee load for others.

Article 7 Repair and Management of Property

1.     Party A is responsible for the works including repair, public security and fire control, etc. in all public areas of the property and fully responsible for the normal operation, maintenance and trouble clearing for electrical, elevator, water supply and drainage and fire control facilities.

2.     Without Party A’s written consent, Party B shall not arbitrarily change, migrate or increase the electricity and water devices and the air conditioning load. In case they really need to be changed, it shall be agreed by Party A and relevant expense shall be borne by Party B.

3.     External Façade: Both parties shall maintain the image of the whole building’s external façade. If intending to set up Company signs and advertising, Party B shall submit Party A design scheme and construction scheme and construction and installation in advance, and carry out construction and installation after allowed by Party A.

4.     All the expenses including property management fee, elevator maintenance fee, repair cost, annual inspection fee, water pump fee, cleaning material consumption fee, exterior wall cleaning fee, rubbish clearing and transport fee arisen from the commercial building’s property management and expenses need to be paid to the relevant government functional departments due to the property management within the lease term shall be borne by Party A and Party B will be exempted.

5.     Water and Electricity Charges: Party B’s water and electricity charges will be first advanced by Party A. After Party A’s advance payment, Party B shall be timely notified in writing and the invoice shall be issued. Party B shall reimburse Party A the advance payment within seven working days after it receives the written notice.

Article 8 Property Safety

1.     Party B shall not store the prohibited dangerous articles including chemical reagents, weapons, ammunitions and inflammable and explosive articles, etc. inside the building.

2.     Party B shall not engage in the production and other activities having nothing to do with office inside the building.

Article 9 Sublease and Renewal of Object

1.     Within this lease term, Party B has the right to partially or integrally sublet the leased house, but the lease term and use, etc. shall not violate this agreement. In case Party A and the lessee need to sign the lease contract, Party A shall agree it and the balance of the rent will be borne or enjoyed by Party B.

2.     In case Party B is willing to continue the lease and Party A is willing to renew the leasing of the commercial building after this lease agreement’s 7-year term expires, Party A shall be notified in writing six months before this agreement term expires, Party B has the priority leasing right under the same conditions and both parties shall sign a renewal agreement within three months before the lease term expires.

3.     In case within three months before this lease term expires, Party B fails to express the renewal intention in writing or it fails to sign the renewal agreement in accordance with Clause 1 of this Article although it has the renewal intention, it is deemed that it has given up the priority right. Party A can discuss the lease matter with other intending lessee and enter Party B’s leased scope for visit and check.

Article 10 Disposal of Property

1. After this agreement expires or terminates, Party B shall return property which belongs to Party A and assure that they can be normally used (except for the natural losses). Movable property purchased by Party B will be voluntarily disposed by Party B under the premise of not affecting the building’s basic functions and appearance image.

2. When the agreement is terminated in advance due to Party B’s reason, the materials appended on Party A’s property by Party B (Party B’s invested renovation and air conditioning equipment) that have not been dismantled by Party B within 60 days after the agreement is terminated shall be deemed that they are gifted to Party A free of charge.

Article 11 Termination and Relief of the Agreement

1.    In case the lease term expires and both parties failed to sign the renewal agreement, the agreement will be voluntarily terminated.

2.    This agreement can be terminated after both Party A and Party B have reached a negotiated consensus.

3.    In case the lease agreement is unable to be continuously performed due to the house damage, loss or other losses caused by force majeure including earthquake and fire disaster, etc., this agreement will be voluntarily terminated and both Party A and Party B will not be liable for the liability for breach of contract each other.

4.    In case Party B incurs one of the following circumstances, the observant party has the right to unilaterally terminate this agreement:

4.1 In case Party B uses this house to engage in illegal activities or violate the laws and regulations of the People’s Republic of China for illegal operations and its business license is revoked by the relevant department;

4.2 In case Party B arbitrarily dismantles, changes, varies or damages the house’s main body structure;

4.3 In case Party B has behaviors stipulated by Clause 6 of Article 6 in this agreement;

4.4 In case the behaviors of the house ownership holder causes Party B to fail to normally use this house, it is deemed as Party A’s default;

5.    After the agreement expires or is terminated, Party B must immediately stop the operating activities, and assure that the leased property can be normally used and move out of the leased house within 60 days, otherwise Party B shall pay the liquidated damages for each overdue day in accordance with two times of that time’s daily rent per day (the annual rent for the later 5 years will be calculated in accordance with this agreement’s later 5 years of total rent divided by 5 years of lease term and the daily rent is calculated in accordance with 365 days per year).

6.    After this agreement expires or is terminated, Party A shall immediately return the remaining paid rents, excluding the actual rent (the annual rent of the later 5 years of actual rent is calculated in accordance with this agreement’s later 5 years of total rent CNYdivided by the 5 years of lease term and the actual rent is calculated in accordance with the actual lease time) and the liquidated damages, etc., to Party B.

Article 12 Liability for Breach of Contract

1.    In case Party B needs to throw the lease within the first 2 years of lease term, it shall pay Party A the liquidated damages equivalent to the 3-month rent of the year; In case the house cannot be normally used by Party B due to Party A’s taking the house back in advance or due to the reason of the house ownership holder, Party A shall pay Party B the liquidated damages equivalent to the 6-month rent of the year. In case Party A fails to renew the later 5 years of lease contract with the house ownership holder when the first 2 years of lease term expires, Party A shall pay Party B the liquidated damages equivalent to the 6-month rent of the year.

2.    In case Party B needs to throw the lease in advance within the later 5 years of lease term, the liquidated damages equivalent to the 6-month rent of the year shall be paid to Party A; In case the house cannot be normally used by Party B due to Party A’s taking the house back in advance or due to the reason of the house ownership holder, the liquidated damages equivalent to the annual rent of the year. The annual rent will be calculated in accordance with Clause 6 of Article 11 in this agreement.

3.    In case Party B fails to pay the rent, water and electricity charges and other expenses which shall be burdened in accordance with the agreement for seven working days overdue, the fine for delaying payment shall be paid in accordance with 3‰ of the amount of overdue payment per day.

Article 13 Exception Clauses

1.    In case this lease agreement is unable to be continuously performed due to the factors including major natural disasters, wars and other force majeure, etc., both parties do not bear responsibilities each other.

2.    The party who encounters the above-mentioned reasons shall notify the other party in writing within the reasonable time and provide corresponding proving documents.

Article 14 Dispute Resolution

Both parties shall timely negotiate and settle the dispute arisen from the process of performance of this agreement. When negotiation is unsuccessful, the lawsuit can be filed to the people’s court where Party A is located.

Article 15 Annexes

The lease object’s land use right certificate, Army Real Estate Lease Contract, Supplementary Contract of Army Real Estate Lease Contract and both parties’ copies of duplicate of business license are the annexes of this agreement.

Article 16 Other Agreements

1.    Party B’s voluntarily purchased and installed fire-fighting equipment can be used after they pass acceptance inspection.

2.    The matters not mentioned in this agreement will be mutually consulted by both parties in accordance with the relevant provisions by the Contract Law of the People's Republic of China for the supplementary provisions. The supplementary provisions and this agreement have the same legal effect.

This agreement is in quadruplicate, both Party A and Party B hold two copies each and it will go into effect since both parties’ signing and affixing with seals.

Article 17 Remarks

The parking fees and the water and electricity charges will be implemented in accordance with the commercial building’s property management book.

Party A: (Affixed with Official Seal) Hangzhou Yuzheng Real Estate Operating Service Co., Ltd.
(Dedicated Contract Seal of Hangzhou Yuzheng Real Estate Operating Service Co., Ltd.)

Legal Representative: (Signature) Zhou Wenyou

Party B: (Affixed with Official Seal) Hangzhou Jiuzhou Drugstore Chain Co., Ltd.
(Official Seal of Hangzhou Jiuzhou Drugstore Chain Co., Ltd.)

Legal Representative: (Signature) Liu Lei

Date of Signing: December 18, 2013